Exhibit 23.2
Consent of Independent Public Accounting Firm
     We hereby consent to the incorporation by reference of our report dated July 7, 2005, except as to Note K to the consolidated financial statements, with respect to which our report is dated as of July 22, 2005, in the Annual Report on Form 10-K for the year ending May 31, 2006, in RPM International Inc.’s Registration Statements on Forms S-8 (Reg. Nos. 033-32794, 1989 Stock Option Plan; 333-35967 and 333-60104, 1996 Stock Option Plan; 333-101512, Deferred Compensation Plan; 333-101501, 401(k) Trust and Plan and Union 401(k) Retirement Savings Trust and Plan; 333-117581, 2003 Restricted Stock Plan for Directors; and 333-120067, 2004 Omnibus Equity and Incentive Plan).

/s/ Ciulla, Smith & Dale, LLP Ciulla, Smith & Dale, LLP
August 10, 2006